Exhibit 99.1

September 17, 2009

For Immediate Release

Sport Supply Group Named Exclusive Equipment Supplier to Focused Fitness

•	Multi Year Agreement to Bolster Company’s Supply of Product to Curriculum – Based Physical Education Programs

•	Places Company at Fore-Front of Fight Against Childhood Obesity

•	Aligns Sport Supply with Industry leader in Coordinated School Health and After School Programs

Dallas, TX. Sport Supply Group, Inc. (NASDAQ – RBI) today announced it signed a multi year agreement to become the exclusive equipment supplier to Focused Fitness – one of the Nation’s leading suppliers of coordinated school health curricula for the in-school and after-school markets. Under terms of the agreement, Sport Supply Group will supply physical education products to school districts and after-school programs who adopt or have already adopted the Focused Fitness curriculum. Sport Supply will also exclusively promote the Focused Fitness curriculum through its U.S. Games catalog and web site located at http://www.usgames.com.

Kurt Hagen, Executive Vice-President Sales and Marketing for Sport Supply Group stated: “This new relationship with Focused Fitness is an important step in aligning SSG with a best of breed national curriculum provider for physical education departments nationwide. It gives SSG an entrée into the curriculum – based P.E. market while providing Focused Fitness a conduit to further market its programs and services through the significant direct marketing reach that SSG provides.

Physical Education in schools has changed dramatically over the last decade largely in response to the alarming trend of childhood obesity in the United States. To combat this epidemic, physical education instruction has migrated from “free play” to curriculum-based.  A curriculum-based physical education program helps students develop the knowledge, motor skills, social skills, attitudes and confidence needed to adopt and maintain physical activity throughout their lives and uses regular assessment tools to monitor, measure and reinforce student learning. Curriculum-based physical education programs use instructional strategies that provide meaningful inclusion of all students regardless of skill or fitness level, gender, race or ethnic group.   The Federal Government actively funds, through physical education grants, school district P.E. programs that are supported by results-based curricula. The Focused Fitness curriculum offers a comprehensive blueprint for P.E. teachers and after-school program directors to blend health and fitness concepts with activity time, where students perform pre-fitness measurements in the fall, and set goals for personal improvement and perform post-fitness measurements in the spring. With this new alliance, Sport Supply Group’s broad and innovative line of physical education equipment will be the product used by physical educators as part of the Focused Fitness curriculum.”

Karen Cowan, Director of Focused Fitness commented: “We are excited to have Sport Supply Group as our exclusive equipment supplier in achieving our goal of teaching fitness and health concepts without sacrificing movement or activity. By changing the focus of instruction to improve fitness levels and understand health and fitness concepts, teachers can motivate their students to learn traditional skills faster. Our Five for Life program – which starts in the first grade – is the cornerstone of our in-school curriculum and introducing students to the five basic components of fitness. Sport Supply’s product line, marketing breadth and dedication to joining us in the fight to better arm America’s physical educators in the battle for the health of our children is a welcome addition to our program. We look forward to a long and prosperous relationship with SSG”.

About Sport Supply Group
Sport Supply Group, Inc. is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 man telesales team, more than 200 direct sales professionals, 60 Platinum Re-distribution partners and a family of company-controlled websites.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the Company's anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," "estimates," "intends," "plans," or similar expressions. These forward-looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions which changes may negatively impact school and other government supported budgets as well as the cost of doing business, actions and initiatives by current and potential competitors, the availability and cost of financing, and certain other additional factors described in the Company's filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and under the heading “Risk Factors” and/or “Statement Regarding Forward-Looking Disclosure” in the Company’s quarterly reports on Form 10-Q. Other unknown or unpredictable factors also could have material adverse effects on the Company's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:
Sport Supply Group, Inc.
Adam Blumenfeld, 972-243-0879